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Exhibit 99.3

     PRESS RELEASE

HOOVER'S COMPLETES ACQUISITION OF POWERIZE.COM
Wednesday, August 2, 2000 11:02 AM

AUSTIN, Texas, Aug. 2 /PRNewswire/ -- Hoover's, Inc. (Nasdaq: HOOV), operator of the businessperson's portal Hoover's Online (http//www.hoovers.com), today announced it has completed its acquisition of Powerize.com, Inc., a developer of content integration and syndication technology, and operator of a business research Web site with more than 600,000 registered members. The acquisition, approved by a majority of Powerize stockholders, closed on August 1. Hoover's previously announced its intention to acquire Powerize following the execution of a definitive Reorganization Agreement between the companies on July 12, 2000. Powerize will operate as Hoover's new tools syndication and content integration subsidiary, and will continue to be based at its current offices in Linthicum, Maryland, and Reston, Virginia. Powerize chief executive officer Edwin Addison will become chairman of Hoover's Powerize subsidiary, and Powerize president and chief operating officer Mark Gaertner will join the Hoover's management team as president of Hoover's Powerize subsidiary. Hoover's will pay a combination of Hoover's common stock and cash valued in the aggregate at approximately $16.5 million (based on the closing price of Hoover's common stock on the Nasdaq National Market on July 31, 2000) in exchange for all the outstanding shares, options and warrants of Powerize. Under the specific terms of the transaction, Hoover's will issue approximately 1.48 million shares of Hoover's common stock and $2.42 million in cash in exchange for all of the outstanding common stock of Powerize. In addition, Hoover's has reserved approximately 395,000 additional shares of its common stock for issuance upon exercise of all outstanding Powerize options and warrants, as well as approximately $220,000 for payment upon exercise of all outstanding Powerize warrants.

    About Hoover's, Inc.

Hoover's, Inc. operates Hoover's Online, the businessperson's portal, which provides more than 3 million businesspeople with timely and reliable information that allows them to make informed decisions. Hoover's then provides an e-commerce marketplace in which businesspeople can act on those decisions to purchase information, products and services. At the core of Hoover's Online lies a proprietary database of authoritative business knowledge about the world's largest, most influential and fastest-growing companies and industries, and created by more than 120 writers, editors and researchers. Hoover's uses its proprietary searching and sorting technology to combine that database with high-quality third-party business information, including news, a directory of business Web sites, and biographical and product information, as well as business travel, personal finance and career tools, to make Hoover's Online the one-stop source for businesspeople seeking to get their jobs done. Hoover's Online is also available through several Internet services, including America Online, Dow Jones, Microsoft, Reuters and Yahoo! Hoover's investors include Time Warner (NYSE: TWX), Media General (Amex: MEG.a), NBC -- a unit of General Electric (NYSE: GE), and Knowledge Universe, through its Knowledge Net Holdings and Nextera Enterprises (Nasdaq: NXRA) units. "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements relating to future events or results that involve risks and uncertainties, including statements regarding future operation of the Powerize subsidiary. These forward-looking statements are subject to risks relating to the timing and successful completion of product development efforts, integration of the technologies and content, products, personnel and businesses of Hoover's and Powerize, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners and other factors described in the most recent Form 10-K and other periodic reports filed by Hoover's with the Securities and Exchange Commission.

     Contact:  Lisa Glass              Anila Kalbi/Machie Madden

               Hoover's Online         Middleberg Euro rscg
               512/374-4662            212-699-2737/2719
               lglass@hoovers.com      Anilak@middleberg.com
                                       Machie@middleberg.com

SOURCE Hoover's, Inc.

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CONTACT: Lisa Glass of Hoover's Online, 512-374-4662, or lglass@hoovers.com; or
Anila Kalbi, 212-699-2737, Anilak@middleberg.com, or Machie Madden, 212-699-2719, Machie@middleberg.com, both of Middleberg Euro rscg, for Hoover's, Inc.